Exhibit ______

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Graff Pay-Per-View Inc. on Form S-3 (File Nos. 33-80824, 33-82806, and 33-93534) of our report, based in part on the reports of other auditors, dated March 8, 1996, except for Note 2 and paragraph (a) and (e) of Note 6 as to which dates are April 3, 1996, March 29, 1996 and April 10, 1996, respectively, on our audits of the consolidated financial statements and financial statement schedule II of Graff Pay-Per-View Inc. as of December 31, 1995 and 1994, and for the two years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K.

COOPERS & LYBRAND L.L.P.
April 14, 1997